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QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
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Quantum to Hold Annual Stockholder Meeting on Thursday July 25, 2013
CEO will Report on Favorable Progress in Business Including Announcing Record Natural Gas Tank Revenues for the 2nd Quarter and Six-Month Period ending June 30, 2013 and significant reduction of operating losses.
LAKE FOREST, Calif., July 23, 2013 /PRNewswire/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) (NASDAQ: QTWW), a global leader in natural gas storage systems, integration and vehicle system technologies, will hold its 2013 Annual Meeting of Stockholders on Thursday July 25, 2013 during which W. Brian Olson, the Company’s President and Chief Executive Officer, will provide a business update including the favorable progress being made on CNG tank and system revenues and the tank manufacturing expansion.
During the business update portion of the meeting, Mr. Olson will announce that the Company expects to report results for the second quarter period ending June 30, 2013 reflecting that: (i) the number of tanks shipped during the quarter exceeded 1,200 units, which represents a record level of quarterly shipments, more than doubling the units shipped in the prior year quarter, (ii) the number of tanks shipped in the first half of 2013 exceeded 2,000 units, (iii) overall revenues of its continuing operations for the quarter reached $6.0 million, which includes record levels of CNG tank and storage system sales, and (iv) operating losses of its continuing operations decreased by over 50% compared to the prior year quarter.
Mr. Olson will also discuss the Company’s overarching business goal in 2013 which is to reach positive operating income by the end of this calendar year and set the course for sustainability.  At the center of this goal, is the Company’s progress in completing its tank manufacturing expansion and reaching 12,000 unit annual capacity in the fourth quarter of calendar 2013.  This capacity will enable production levels to meet growing demand and a revenue base sufficient for the Company to reach positive operating income.
Finally, Mr. Olson will emphasize the foundation built to date and leveraging this foundation to maximize on the opportunities in front of the Company, as well as forging relationships and strategic avenues to take the Company to new levels.
About Quantum
Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light‐weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.
Forward Looking Statements:
This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this report, other than those that are historical, are forward‐looking statements and can generally be identified by words such as "may," "could," "will," "should," "assume," "expect," "anticipate," "plan," "intend," "believe," "predict," "estimate," "forecast," "outlook," "potential," or "continue," or the negative of these terms, and other comparable terminology.   Forward looking statements contained in this release include whether the Company will reach positive operating income and increase its tank manufacturing capacity to 12,000 units by the end of the 2013 calendar year and whether revenue from tank sales alone is sufficient for the Company to reach operating profitability.  Various risks and other factors could cause actual results, and actual events that occur, to differ materially from those contemplated by the forward looking statements. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
More information about the products and services of Quantum can be found at http://www.qtww.com/ or you may contact:

Brion D. Tanous
Principal
CleanTech IR, Inc.
Email: btanous@cleantech‐ir.com

©2013 Quantum Fuel Systems Technologies Worldwide, Inc.
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